Exhibit 10.01

LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”) is made and entered into by and between CLF Ashland LLC, a Delaware limited liability company hereinafter referred to as “Landlord”, and Vitamin Shoppe Industries Inc., a New York corporation, hereinafter referred to as “Tenant”. The Landlord and Tenant at times are referred to herein individually as a “Party” and collectively as the “Parties”. This Lease is entered into on this          day of August, 2012 (the “Effective Date”).

RECITALS

A. Landlord will construct a 311,730 square foot warehousing and distribution facility (the “Building”) on certain real property located in Hanover County, Virginia (the “Land”). The Land is more particularly described on Exhibit A attached hereto and incorporated herein by this reference. The Land, the Building, the New Construction (as hereinafter defined) and all other improvements to be constructed on the Land are hereafter collectively referred to as the “Premises.”

B. Tenant desires to lease the Premises from Landlord, and Landlord desires to lease the Premises to Tenant, pursuant to the terms and conditions set forth herein.

C. NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

AGREEMENT

ARTICLE I

LANDLORD’S TITLE AND DEVELOPMENT

1.1 Construction of Landlord’s Work.

(a) Landlord shall cause the Building to be constructed to a turnkey state and condition in accordance with the terms of the Work Letter attached hereto as Exhibit B and ready for acceptance by Tenant for the use for which they were intended. Landlord, at Landlord’s expense shall procure all necessary licenses and permits for the construction of the Building.

(b) Landlord agrees that on the Delivery Date (as defined in the Work Letter), there will be filed of record all easements, covenants, waivers, approvals or restrictions for access, utilities, parking, or other matters necessary for completion of the Premises by Landlord in accordance with the Final Construction Plans, as defined in Section 2 of the Work Letter to this Lease (collectively, “Necessary Easements”).

1.2 Landlord Representations. Landlord hereby warrants and represents to Tenant that:

(a) Landlord has full power and authority to enter into this Lease and the person executing this Lease on behalf of Landlord is authorized to do so;

(b) As of the Delivery Date, Landlord will have marketable fee simple title to the Premises, subject only to recorded easements, covenants, restrictions, encumbrances and other matters of record set forth in the owner’s policy(ies) obtained by Landlord at the time of its acquisition of the Land, including, without limitation, the Necessary Easements;

(c) As of the Delivery Date, the Premises shall be zoned to permit Tenant’s use of the Premises in accordance with the uses permitted pursuant to Section 5.1 of this Lease; and

(d) As of the Delivery Date, Landlord has received no written notice from any federal, state, county, municipal, foreign or other governmental or regulatory authority, agency, board, body, instrumentality, court or quasi governmental authority (or private entity in lieu thereof) of (i) a violation with regard to Environmental Laws (as hereinafter defined) related to the Premises, or (ii) the presence of Regulated Substances (as hereinafter defined) at the Premises (other than as permitted by applicable Environmental Laws), except as disclosed, and specifically identified in writing to Tenant, in the environmental reports, studies and other information relating to the environmental condition of the Premises delivered by Landlord to Tenant.

1.3 Time For Completion.

(a) Landlord covenants and agrees with Tenant that Landlord will cause the Delivery Date (as defined in the Work Letter) to occur not later than April 29, 2013 (the “Required Completion Date”), provided that such Required Completion Date shall be (i) subject to a day-for-day extension for each day of actual delays due to or resulting from Force Majeure (as defined in the Work Letter) or the items listed in Section 8(c) of the Work Letter but not to exceed an additional one hundred eighty (180) days in the aggregate, (ii) extended as determined pursuant to Section 7 of the Work Letter relating to Change Orders (iii) extended for such amount of time as Landlord reasonably determines as a result of or as necessitated by a Tenant Delay (as defined in the Work Letter), or (iv) at Landlord’s election, if Landlord has not extended the Fortna Completion Date (as defined in the Work Letter) in accordance with Section 12 of the Work Letter, Landlord may notify Tenant in writing no later than ninety (90) days prior to the Delivery Date of the number of days the Delivery Date will be delayed (not to exceed fourteen (14) days) and the Delivery Date shall be extended by the number of days set forth in such notice.

(b) In the event that the Delivery Date does not occur on or before the Required Completion Date, as extended in accordance with paragraph (a) hereof, as Tenant’s sole remedy, Landlord shall allow the following rental credit:

(i)	if the Delivery Date does not occur within fourteen days following the Required Delivery Date, an amount equal to Tenant’s daily prorated Base Rental for each day from and including the Required Completion Date until the earlier of the Rental Commencement Date and the fourteenth day following the Required Delivery Date;

(ii)	if the Delivery Date does not occur within fifteen (15) to thirty (30) days following the Required Completion Date, an amount equal to double Tenant’s daily prorated Base Rental for each day from and including the fifteenth day following the Required Completion Date until the earlier of the Rental Commencement Date and the thirtieth day following the Required Delivery Date;

(iii)	if the Delivery Date does not occur within thirty-one (31) days to sixty (60) days following the Required Completion Date, an amount equal to quadruple Tenant’s daily prorated Base Rental for each day from and including the thirty-first day following the Required Completion Date until the earlier of the Rental Commencement Date and the sixtieth day following the Required Delivery Date; and

(iv)	if the Delivery Date does not occur within sixty-one (61) days following the Required Completion Date, beginning on the sixty-first day following the Required Completion Date, an amount equal to 10 times Tenant’s daily prorated Base Rental for each day from and including the sixty-first day following the Required Completion Date to, but not including, the Rental Commencement Date.

1.4 Building Expansion.

(a) Tenant may elect to have Landlord (i) expand the Building by up to a maximum of one hundred and twenty thousand (120,000) square feet of contiguous space on the same grade as the primary building (the “Building Expansion”) or (ii) construct a new building on that portion of the Land depicted on Exhibit C hereof (the “New Building”), by providing Landlord with written notice of its election (the “Expansion Notice”) and specifying whether Tenant is electing the Building Expansion or the New Building (such election, the “New Construction”). Within thirty (30) days following receipt of the Expansion Notice, Landlord and Tenant shall use good faith efforts to determine the rent constant for the New Construction which shall be based on the prevailing cap rates for single tenant industrial distribution warehouses in the Richmond, Virginia market taking into account Tenant’s credit worthiness, the Premises location, and total cost of development for the expansion, among other reasonable factors. If Landlord and Tenant cannot agree upon a rent constant for the New Construction, Tenant may rescind the Expansion Notice.

(b) If Landlord and Tenant agree upon the rent constant for the New Construction (such agreed upon number, the “Expansion Rent Constant”), within sixty (60) days thereafter, Landlord shall provide Tenant with an estimate of the preliminary costs (the “Preliminary Costs”) to be incurred by Landlord in connection with the New Construction, including without limitation, architectural drawings, preliminary plans and specifications, permitting, legal fees and title and survey (“Preliminary Estimate”). Tenant shall have thirty (30) days following receipt of the Preliminary Estimate to notify Landlord if it desires to proceed with the New Construction. If Tenant does not elect to proceed, Tenant may rescind the Expansion Notice. If Tenant elects to proceed, (a) Tenant agrees to indemnify and reimburse Landlord for the Preliminary Costs, and (b) Landlord shall cause preliminary plans and specifications for the New Construction to be prepared and shall deliver such plans and specifications, as well as a proposed budget to Tenant (the “Initial New Construction Delivery”). Tenant shall have thirty (30) days following receipt of the Initial New Construction Delivery to notify Landlord if it desires to proceed with the New Construction. If Tenant does not elect to proceed, Tenant may rescind the Expansion Notice and Tenant shall reimburse Landlord for all costs and expenses, including reasonable attorney’s fees, incurred by Landlord in connection with the New Construction. If Tenant elects to proceed, Landlord and Tenant shall negotiate in good faith a new work letter for the New Construction substantially on the same terms as the Work Letter attached hereto as Exhibit B. If Landlord and Tenant cannot agree upon a work letter for the New Construction, Tenant may rescind the Expansion Notice, in which case Tenant shall reimburse Landlord for all costs and expenses, including reasonable attorney’s fees, incurred by Landlord in connection with the New Construction. If Landlord and Tenant agree upon a new work letter, Landlord shall undertake the New Construction in accordance with such work letter. Upon completion of the New Construction, (i) the Initial Term (as hereinafter defined) shall be extended to 11:59 p.m., local time for the Premises, on the last day of the calendar month in which occurs the fifteenth (15th) anniversary of the delivery date of the New Construction (the “New Construction Delivery Date”) and the parties will enter into an amendment to this Lease reflecting the new expiration date of the Initial Term; (ii) the base rental for the New Construction shall equal the product of the total development costs for the New Construction and the Expansion Rent Constant (the “New Construction Base Rental”); and (iii) the total Base Rental from and after the New Construction Delivery Date shall be the sum of the Base Rental payable immediately prior to the New Construction Delivery Date and the New Construction Base Rental, which shall be subject to escalation as provided in Sections 3.4 and 4.2(b) hereof. Landlord represents, to its actual knowledge, that as of the Delivery Date, the Premises shall be zoned to permit the New Construction.

(c) If Tenant elects to rescind the Expansion Notice in accordance with paragraphs (a) or (b) hereof, Tenant shall have the right to construct the New Construction on such requirements that may be reasonably required by Landlord and any lender providing financing secured by the Premises which may include prior written approval of plans and specifications, the architect and general contractor, and customary disbursement procedures including the delivery of lien waivers, the posting of collateral and customary retainage. Tenant shall complete the New Construction at Tenant’s sole cost and expense and shall be obligated to deliver a permanent certificate of occupancy to Landlord for such New Construction. Tenant’s obligations under this Section 1.4(c) (but not its rights under this Section 1.4) shall survive the expiration of the term of this Lease.

ARTICLE II

LEASE OF PREMISES; QUIET ENJOYMENT

2.1 Lease. Commencing on the Rental Commencement Date and continuing throughout the Lease Term (as hereafter defined), Landlord leases to Tenant and Tenant leases from Landlord the Premises upon and subject to the terms, covenants and conditions contained in this Lease to be performed by each party.

2.2 Quiet Enjoyment. Landlord covenants with and warrants to Tenant that, from and after the Rental Commencement Date, upon Tenant paying all rent and additional amounts as provided herein and performing all of Tenant’s covenants and conditions herein set forth, Tenant shall and may peaceably and quietly have, hold, possess and enjoy the Premises free from tenancy of any Person or party other than Tenant for the duration of the Lease Term, and for the intended uses and purposes stated herein. For purposes of this Lease, “Person” shall mean a natural person and any entity, including a corporation, partnership or limited liability company.

ARTICLE III

TERM; RENEWAL TERM; HOLDING OVER

3.1 Lease Term. This Lease shall be effective upon the Effective Date, and all of Landlord’s obligations and Tenant’s rights shall be effective as of the Effective Date. Tenant’s obligations to Landlord shall commence upon the Rental Commencement Date except as otherwise provided in the Work Letter. The term of this Lease shall commence on the Effective Date and, unless sooner terminated pursuant to the terms of this Lease, shall expire at 11:59 p.m., local time for the Premises, on the last day of the calendar month in which occurs the fifteenth (15th) anniversary of the Rental Commencement Date, subject however to the extension of the Initial Term as provided in Section 1.4 hereof (“Initial Term”). The date on which the Initial Term or any Renewal Term (as hereinafter defined) expires is referred to herein as the “Expiration Date”. Each twelve month period of the Initial Term or any Renewal Term (as defined below) shall be referred to herein as a “Lease Year”. The Parties agree that (a) the fact that the calendar date of the Expiration Date cannot be precisely determined on the Effective Date does not render this agreement incomplete or unenforceable, and (b) the Parties hereto intend to be legally bound, subject to the termination and cancellation rights explicitly granted to the Parties herein.

3.2 Renewal Term. At Tenant’s sole discretion, Tenant is hereby granted the option to renew this Lease for three (3) additional term(s) of five (5) years each (each a “Renewal Term” and, the Renewal Term(s), if exercised, with the Initial Term, the “Lease Term”), by giving Landlord written notice of its intention to exercise such option at least twelve (12) months prior to the expiration of the then expiring Lease Term. Each Renewal Term shall be upon the same terms and provisions hereof, including the obligation to pay the Base Rental, except that the Base Rental shall be calculated as set forth in Section 3.4 hereof.

3.3 Holding Over. If Tenant remains in possession of the Premises after the expiration or earlier termination of the Lease Term, Tenant shall be a tenant at will with Base Rental being increased to 125% of the Base Rental in effect at the end of the Lease Term; and there shall be no renewal hereof by operation of law.

3.4 Renewal Rent. The Base Rent for the first Lease Year of a Renewal Term shall be the sum of the Base Rent for the immediately preceding Lease Year plus an amount equal to one and one-half percent (1.5%) of the Base Rent for the immediately preceding Lease Year. Beginning on the first anniversary of the first Lease Year of a Renewal Term and continuing on every anniversary thereafter during such Renewal Term, Base Rental shall escalate by an amount equal to one and one-half percent (1.5%) of the Base Rent for the immediately preceding Lease Year.

ARTICLE IV

RENT; OPERATING EXPENSES

4.1 Rent. Commencing on the Rental Commencement Date and continuing thereafter throughout the Lease Term, Tenant hereby agrees to pay all Base Rental and additional rent (collectively, “Rent”) due and payable under this Lease. Tenant shall pay all Rent and other sums of money at the times and in the manner provided in this Lease, without demand, notice, abatement, deduction, or set off, except as expressly set forth in this Lease. Tenant shall incur a late charge of five (5%) of any sums not paid within three (3) days of when due hereunder, together with interest at the lower of (i) ten percent (10%) per annum or (ii) the maximum interest rate allowed by applicable law (the “Default Rate”); provided, however, Landlord will not charge any late charge for the first delayed payment in each calendar year of the Lease Term.

4.2 Base Rental.

(a) Tenant shall begin paying Base Rental on the Delivery Date (the “Rental Commencement Date”). Base Rental shall be due and payable in twelve (12) equal installments in advance on the first day of each calendar month during each Lease Year throughout the Lease Term (the “Monthly Base Rental”). “Base Rental” equals the sum of (i) the product of the Total Development Cost (as defined in the Work Letter) and 7.25%; and (ii) the New Construction Base Rental (if applicable). If the Rental Commencement Date occurs on a day other than the first day of a calendar month, then the Monthly Base Rental for such month will be appropriately prorated based on the actual number of calendar days in such month.

(b) Beginning on the first anniversary of the Rental Commencement Date and continuing on every anniversary of the Rental Commencement Date thereafter during the Lease Term, Base Rental (which shall include the New Construction Base Rental, if applicable) shall escalate by an amount equal to one and one-half percent (1.5%) of the original base year rent over the previous Lease Year.

4.3 Net Lease; Non-Terminability. Except as otherwise provided herein, Tenant shall not have any right to terminate this Lease during the Lease Term and Tenant shall not be entitled to any setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense of or to any Rent payable hereunder. It is the intention of the parties hereto that this Lease is and shall be treated as a triple net lease, and all Base Rental shall be absolutely net to Landlord so that this Lease shall yield net to Landlord annually the Base Rental to be paid each month during the Lease Term. Except as otherwise provided herein, it is the intention of the parties hereto that the obligations of Tenant under this Lease shall be separate and independent covenants and agreements, and that Rent shall continue to be payable in all events, and that the obligations of Tenant under this Lease shall continue unaffected, unless this Lease shall have been terminated by Landlord following an Event of Default or pursuant to an express provision herein.

ARTICLE V

USE

5.1 Use. Tenant shall use the Premises for the purpose of: office space; warehousing and related packaging; manufacturing; light assembly; order fulfillment; a storage and distribution center; a warehouse outlet store incidental to the operation of the warehouse portion of the Premises in an area not to exceed the lesser of (i) 3,500 square feet or (ii) the size permitted by applicable zoning requirements; and any and all other legal uses incident thereto, and shall not use or permit the Premises to be used for any other purpose without the prior written consent of Landlord, which may be granted or withheld by Landlord in its reasonable discretion. Tenant shall comply with all applicable Federal, State and local statutes, laws, ordinances, codes, rules, regulations, orders or decrees (collectively, “Laws”) in its use of the Premises. Tenant shall have the exclusive use and control of the entire Premises other than the performance by Landlord and its agents and contractors of required services pursuant to this Lease. Tenant shall comply in all respects with the terms, conditions and restrictions contained in any restrictive covenants of record, including, without limitation, the payment of any dues or assessments in connection therewith, or at Landlord’s option, Tenant shall pay such dues and assessments to Landlord as additional Rent, and Landlord shall, in turn, timely pay the same.

ARTICLE VI

REPAIRS, MAINTENANCE AND REPLACEMENTS

6.1 Condition of Premises Upon Transfer of Possession and Control to Tenant. On the Rental Commencement Date, Tenant shall be deemed to have accepted exclusive possession and control of the Premises in their condition on the Rental Commencement Date, “AS IS”, subject, however, to Landlord’s obligations under Section 6.2(b) hereof and the Work Letter, including Landlord’s Warranty Obligations and the right of Tenant to require the correction by Landlord of any Punchlist Items pursuant to the Work Letter. For purposes hereof, “Punchlist Items” shall mean any minor or insubstantial details of construction, decoration, mechanical adjustment or installation remaining after the Delivery Date. Landlord hereby assigns to Tenant, without recourse or warranty whatsoever, all warranties, guaranties and indemnities, express or implied, and similar rights which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of the Premises (collectively, the “Guaranties”) which would be useful to Tenant in fulfilling Tenant’s obligations under this Article VI, but specifically excluding any such warranties, guaranties and indemnities that would be useful to Landlord in fulfilling Landlord’s obligations under Section 6.2(b) hereof. Such assignment shall remain in effect until the termination of this Lease. Upon the termination of this Lease, the Guaranties shall automatically revert to Landlord. The foregoing provision of reversion shall be self-operative and no further instrument of reassignment shall be required.

6.2 Maintenance and Repair.

(a) Subject to Landlord’s Warranty Obligations, commencing on the Delivery Date and throughout the Lease Term, Tenant, at its sole cost and expense, shall (i) maintain in good condition and repair the interior and exterior of the Premises, whether structural or non-structural, including but not limited to the electrical systems, heating and air conditioning systems, roof, windows and doors; sprinkler, plumbing and sewage systems and facilities; fixtures; walls; ceilings; gutters, downspouts, sidewalks, parking lot pavement, parking areas, grounds and landscaped areas of the Premises; all electrical facilities and equipment including without limitation interior and exterior lighting fixtures, lamps, fans and any exhaust equipment and systems; electrical motors; and all other appliances, fixtures and equipment of every kind and nature located in, upon or about the Premises; all glass, both interior and exterior; and any broken glass shall be promptly replaced at Tenant's expense by glass of like kind, size and quality; (ii) except with respect to Landlord’s obligations under Section 6.2(b) hereof, make all necessary or appropriate replacements and renewals, interior and exterior, ordinary and extraordinary, and foreseen and unforeseen; and (iii) keep the sidewalks, curbs, entrances, passageways, roadways and parking spaces, planters and shrubbery and public areas adjoining (excluding areas not the responsibility of Landlord under applicable Law) or appurtenant to or constituting part of the Premises in a clean and orderly condition, free of ice, snow, rubbish and obstructions, in a timely manner.

(b) Landlord shall be responsible for replacement of the roof and structural elements, exterior walls and floor of the Building (the “Structural Components”), except for damage caused by the negligent acts or negligent omissions of Tenant including Tenant's employees, contractors, agents, and invitees, and Landlord shall obtain a fifteen year roof warranty.

6.3 Surrender. At the end of the Lease Term, Tenant shall surrender the Premises, less any portion thereof taken by or sold during the Lease Term to a public authority resulting from the threat or exercise of the power of eminent domain, in as good a condition as delivered at the Rental Commencement Date, ordinary wear and tear (and damage from casualty if Tenant exercises its option in accordance with Article XI hereof). Upon surrender of the Premises, Tenant may remove all trade fixtures and signs owned by Tenant, provided that Tenant makes any repairs required of the Premises for removal of the same and, provided that the removal is completed prior to the Expiration Date. Any damage caused by removal of said trade fixtures and signs shall be repaired by Tenant, or, at Tenant’s option, the cost of repairing such damage shall be paid by Tenant to Landlord at the time Tenant surrenders possession of the Premises to Landlord.

6.4 Inspection. Tenant agrees that Landlord may, after prior reasonable notice to Tenant, but shall be under no obligation to, inspect the Premises during usual business hours, provided that such inspection will not interfere unreasonably with Tenant’s use of the Premises.

6.5 Alterations. Tenant shall have the right, at its expense, from time to time, to redecorate the Premises and to make such nonstructural alterations and changes in such parts thereof as it shall deem expedient or necessary for its business purposes in an amount not to exceed $500,000, without Landlord’s consent but subject to the prior written notice to Landlord. Other than a previously approved mezzanine platform, approximately 50,000 square feet to be constructed by Tenant, and the New Construction, any nonstructural alteration the aggregate cost of which exceeds $500,000 and other structural changes by Tenant shall require the prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned or delayed, and may be conditioned upon Landlord’s approval of the construction contractor, the bonding of the work, or such other requirements as Landlord may impose. For structural changes commenced by Tenant or any contractor made by or at the request of Tenant after receipt of Landlord’s approval, Tenant shall become responsible for Landlord’s obligation under Article VI to the extent of any changes made by or at the request of Tenant. Any alterations or construction performed by Tenant shall be the obligation of and paid for by Tenant so that the Premises shall at all times be free of liens except as herein provided. Should any lien be filed as a result of alterations or construction performed by Tenant, Tenant agrees either to cause the same to be removed within sixty (60) days after the date of filing or to furnish Landlord with a surety bond securing Landlord against any payment which may thereafter be required to be paid in order to have such lien canceled or discharged of record. Any such bond shall be in the amount required to discharge such liens at law, but not less than the amount of the lien, plus a reasonable amount in excess thereof to cover the interest and other anticipated costs and expenses which may be incurred in connection with the cancellation and discharge of any such lien.

6.6 Liability; Maintenance. Landlord shall not be liable to Tenant, its employees, customers, vendors, agents and invitees (the “Tenant Parties”) or any other person upon the Premises for any personal injury or property damage occasioned by the condition of the Premises, whether or not such condition was known to Tenant or to Landlord, unless: (i) such injury or damage is the direct result of Landlord’s failure to perform any replacement of any portion of the Premises which Landlord is obligated to perform under Section 6.2(b) hereof; or (ii) such injury or damage results from the gross negligence or intentional misconduct of Landlord, its employees, contractors, invitees, subcontractors, agents, or other agents or representatives of Landlord (together with Landlord, “Landlord Parties”). The foregoing provision shall extend to all conditions including but not limited to the elements, any defect of plumbing, electric wiring or the insulation thereof, rising water, water seepage, the backing up of any sewer pipes, or the bursting, leaking or running of any tank, pipe or other facility or system in, under or about the Premises; the escape of steam or hot water from any boiler or device; water being upon or coming through the roof, skylight, vent, trapdoor, stairs, windows or any other place upon or near the Premises; the failure of any fixture, plaster or stucco or for the act, omission or negligence or other persons or occupants of the Premises.

ARTICLE VII

SIGNAGE AND SATELLITE EQUIPMENT

7.1 Signs. Tenant shall have the right, without Landlord’s consent, to erect exterior signs and/or pylons at or on the Premises with the size, height, quality and content subject to the requirements of all applicable covenants, conditions and restrictions, local government requirements, zoning and land use laws. Once properly erected as provided herein, all approved signs shall be considered for all purposes of the Lease to be trade fixtures that are the property of Tenant.

7.2 Sign Maintenance. Tenant is responsible, at its sole cost and expense, for all maintenance, repairs and replacements associated with signs installed by Tenant.

7.3 Satellite Dishes and Equipment. Tenant shall have the right to install on the Premises (on its roof or wherever Tenant deems appropriate) a satellite dish or similar equipment, provided such equipment is installed so as not to void any roof warranty. Tenant shall be responsible, at its sole cost and expense, for any maintenance, repairs and replacements to equipment installed by Tenant.

ARTICLE VIII

UTILITIES

8.1 Utilities. Tenant shall pay or cause to be paid all charges, if any, for gas, water, sewer, electricity, heat, air conditioning, telephone, trash and garbage collection and any other utility or service used or rendered in connection with the Premises throughout the Lease Term. Notwithstanding anything contained herein to the contrary, Landlord shall be solely responsible for any governmentally imposed fees, hookup, connection, installation or tap-in fees and other similar construction-related charges with respect to Landlord’s construction obligations under Article I hereof.

ARTICLE IX

INSURANCE

9.1 Tenant shall maintain at its sole cost and expense the following insurance on the Premises:

(a) Casualty insurance against loss or damage by fire, wind (including named storms), lightning and such other perils as are included in a standard “special form” policy (formerly known as an “all-risk” endorsement policy), and against loss or damage by all other risks and hazards covered by a standard extended coverage insurance policy, including vandalism, terrorist acts, malicious mischief, burglary and theft. Such insurance shall (A) contain an agreed amount endorsement with respect to the improvements and Equipment waiving all co-insurance, and (B) be in an amount not less than one hundred percent (100%) of the “Full Replacement Cost” of the improvements and equipment, which for purposes of this Lease shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation. The “Full Replacement Cost” shall be adjusted annually to reflect any increased value, by agreement of Landlord, Lender and Tenant, or if not so agreed, at Tenant’s expense, by the insurer or insurers or by an appraiser approved by Landlord. Such insurance policies may contain reasonable exclusions and deductible amounts (not to exceed $50,000.00), all in accordance with industry standards. In addition, Tenant shall obtain: (y) if any portion of the improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall require; and (z) earthquake insurance in amounts and in form and substance satisfactory to Landlord in the event the Premises is located in an area with a high degree of seismic activity, provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subparagraph (i);

(b) Contractual and comprehensive general liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Premises, which insurance shall be written on a so-called “Occurrence Basis”, and shall provide minimum protection with a combined single limit in an amount not less than the greater of (x) Five Million ($5,000,000) Dollars (or in such increased limits from time to time to reflect declines in the purchasing power of the dollar as Landlord may reasonably request) or (y) the aggregate amount of such insurance carried by Tenant, for bodily injury, death and property damage in any one occurrence.

(c) Worker’s compensation insurance covering all persons employed by Tenant on the Premises in connection with any work done on or about any of the Premises for which claims for death or bodily injury could be asserted against Landlord, Tenant or the Premises.

(d) During the period of any construction, renovation or alteration of the existing Improvements which exceeds the Threshold Amount, a completed value, “All Risk” Builder’s Risk form or “Course of Construction” insurance policy in non-reporting form, in an amount approved by Landlord and Lender. The maximum deductible shall be $50,000.00.

(e) Insurance against loss or damage from explosion of any steam or pressure boilers or similar apparatus located in or about the improvements in an amount not less than the actual replacement cost of the improvements and equipment (excluding footings and foundations and other parts of the Improvements which are not insurable).

(f) In addition to the specific risk coverages required herein, general business income (loss of rents) insurance in amounts sufficient to compensate Landlord for all rents or income during a period of not less than twelve (12) months. The “actual loss” amount of coverage shall be adjusted annually to reflect the rents or income payable during the succeeding twelve (12) month period. The maximum deductible shall be $50,000.00.

(g) Such additional and/or other insurance with respect to the Improvements located on the Premises and in such amounts as at the time is customarily carried by prudent owners or tenants with respect to improvements similar in character, location and use and occupancy to the Improvements located on the Premises.

9.2 The insurance required by Paragraph 9.1 shall be written by companies having a financial strength and claims paying ability rating of not less than (i) “A” by Standard & Poor’s Ratings Services (“S&P”) and (ii) A-XV from A.M. Best, and all such companies shall be authorized to conduct an insurance business in the State or Commonwealth in which the Premises is situated. The insurance policies (i) shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof, and (ii) shall (except for the worker’s compensation insurance referred to in Section 9.1(c) hereof) name Landlord, Tenant and any Lender (as defined below) as additional insured parties, as their respective interests may appear. If said insurance or any part thereof shall expire, be withdrawn, become void by breach of any condition thereof by Tenant or become void or unsafe by reason of the failure or impairment of the capital of any insurer, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord and Lender.

9.3 Each insurance policy referred to in clauses (a), (d), (e) (and (f) if requested by Lender) of Section 9.1, shall contain standard non-contributory mortgagee clauses in favor of any lender which holds a mortgage on the Premises (a “Lender”). Each policy shall provide that it may not be canceled except after thirty (30) days’ prior notice to Landlord and any Lender. Each policy shall also provide that any losses otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, or (ii) the occupation or use of the Premises for purposes more hazardous than permitted by the provisions of such policy.

9.4 Tenant shall pay as they become due all premiums for the insurance required by Section 9.1, shall renew or replace each policy, and shall deliver to Landlord and Lender a certificate or other evidence (reasonably satisfactory to Lender and Landlord) of the existing policy and such renewal or replacement policy at least thirty (30) days prior to the date that such insurance policy will expire (the “Insurance Expiration Date”). Each such policy shall provide that it shall not expire until the Landlord and Lender shall receive a notice from the insurer to the effect that such policy will expire on the Insurance Expiration Date, as set forth in such notice, which shall be thirty (30) days following the date of the receipt by Landlord and Lender of such notice. In the event of Tenant’s failure to comply with any of the foregoing requirements of Paragraph 9.1 within two (2) business days of the giving of written notice by Landlord to Tenant, Landlord shall be entitled to procure such insurance. Any sums expended by Landlord in procuring such insurance shall be Additional Rent and shall be repaid by Tenant, together with interest thereon at the Default Rate, from the time of payment by Landlord until fully paid by Tenant immediately upon written demand therefor by Landlord.

9.5 Anything in this Article IX to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Section 9.1 may be carried under a “blanket” policy or policies covering other properties or liabilities of Tenant, provided that such “blanket” policy or policies otherwise comply with the provisions of this Section 9. In the event any such insurance is carried under a blanket policy, Tenant shall deliver to Landlord and Lender evidence of the issuance and effectiveness of the policy, the amount and character of the coverage with respect to the Premises and the presence in the policy of provisions of the character required in the above sections of this Article IX.

ARTICLE X

TAXES

10.1 Real Estate Taxes. Tenant agrees to pay before interest and penalties are due thereon all taxes of every kind and nature (including real, ad valorem, single business, personal property, gross income, transaction privilege, franchise, withholding, profits and gross receipts taxes) on or with respect to the Premises, or the use, lease, ownership or operation thereof, assessments of every kind, including excises, levies, license and permit fees and all other government charges or burdens of whatever kind and nature, general and special, ordinary and extraordinary, unforeseen and foreseen, which at any time may be levied or assessed upon the Premises during the Lease Term, except franchise, corporate, income, gift, succession, excise profits, estate, inheritance or other similar taxes or impositions which may be levied or assessed against Landlord, or Landlord’s successors in title (each an “Imposition” and collectively, “Impositions”). The applicable taxing authority shall send the tax bills directly to Tenant at Tenant’s address for notice and Tenant shall pay the Impositions to the applicable taxing authority. To the extent the applicable taxing authority shall send any tax bills directly to Landlord, Landlord shall promptly deliver such tax bills to Tenant.

10.2 Personal Property Taxes. Tenant shall pay when due all taxes levied upon the personal property owned or leased by Tenant and kept on the Premises.

10.3 Right to Contest. So long as Tenant is not in default hereunder, Tenant shall have the right to contest any Imposition, in good faith and at its sole cost and expense by appropriate proceedings, provided, however, such contest proceedings shall operate during the pendency thereof to prevent (a) the collection of, or other realization upon, the Imposition or lien so contested, (b) the sale, forfeiture or loss of the Premises, any Rent to satisfy the same, (c) any interference with the use or occupancy of any of the Premises, and (d) any interference with the payment of any Rent hereunder. Tenant agrees that each such contest shall be promptly and diligently prosecuted to a final conclusion, except that Tenant shall have the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay and save Landlord harmless against any and all losses, judgments, decrees and costs (including all attorneys’ fees and expenses) in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest, costs and expenses thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof.

ARTICLE XI

CASUALTY

11.1 Tenant’s Obligation To Rebuild. In the event of damage to or destruction of the Building or any other improvements at the Premises, or any part thereof, by fire or other casualty, Tenant will promptly give written notice thereof to Landlord. Tenant shall commence promptly to restore, repair, replace, or rebuild the Premises (the “Rebuilding”) as nearly as possible to its value, condition and character immediately prior to such damage or destruction, or with such changes or alterations as may be approved by Landlord, in Landlord’s reasonable discretion, and shall prosecute the rebuilding with reasonable diligence, unavoidable delays due to a Force Majeure excepted; provided however, in the event that three (3) years or less remains of the Lease Term (provided however that Tenant shall have the right to exercise any previously unexercised options with such option being included in the remaining lease term) and the cost of the Rebuilding is reasonably expected to exceed $1,500,000, Landlord or Tenant shall have the option to terminate this Lease, rather than proceed with a Rebuilding, and all insurance proceeds (except for insurance proceeds for Tenant’s personal property) resulting from such casualty shall be paid over to Landlord and Landlord shall have the right to adjust, compromise and settle any and all claims related thereto in its sole and absolute discretion without any liability to Tenant.

11.2 Insurance Proceeds. Except as otherwise provided in Section 11.1 hereof, Landlord and Tenant shall cooperate to promptly file and diligently prosecute all property casualty insurance claims for the maximum proceeds which may be paid under all applicable insurance policies maintained covering the Premises, and such proceeds shall be made available to Tenant, for payment of the costs incurred by Tenant in connection with the Rebuilding (including the cost of temporary repairs and the protection of Tenant’s property pending the completion of permanent restoration). Further, Landlord and Tenant shall cooperate to promptly file and diligently prosecute all business interruption insurance claims for the maximum proceeds, which may be paid under all applicable insurance policies.

ARTICLE XII

CONDEMNATION

12.1 Total Taking. In the event that the entire Premises is taken in condemnation proceedings or by exercise of any right of eminent domain, or are voluntarily conveyed in lieu of such taking, or so much of the Premises should be taken or conveyed that the portion thereof remaining after such action will no longer be suitable for the conduct of Tenant’s business substantially as conducted prior to such taking or conveyance (any such taking or conveyance hereinafter referred to as a “Taking”), this Lease shall terminate and expire on the date of vacation by Tenant after notice of such Taking, and all rents and other obligations required to be paid by Tenant hereunder shall be prorated to the date of vacation after notice of Taking.

12.2 Partial Taking. If any material part of the Premises shall be subject to a Taking, and a sufficient portion of the Premises remains thereafter which is suitable for the operation of Tenant’s business substantially as conducted prior to the Taking, this Lease shall remain in effect, Landlord shall promptly restore to the extent reasonably practical, at Landlord’s sole cost, the portion of the Premises not subject to the Taking, and the Monthly Base Rental shall be equitably adjusted by Landlord and Tenant taking into account the portion of the Premises so taken. Tenant shall notify Landlord promptly following receipt of notice of any proposed Taking as to whether Tenant considers the Taking to be a total or partial Taking.

12.3 Division of Award. Any award or payment made by the condemning authority upon any Taking shall be the sole property of Landlord, and Tenant shall have no claim thereof against the condemning authority, except that Tenant shall be entitled to make a separate claim for the value of the loss of Tenant’s trade fixtures, personal property and relocation expenses, however, Tenant shall in no event be entitled to any payment that reduces the award to which Landlord is or would be entitled for the condemnation of Landlord’s interest in the Premises.

12.4 Co-operation. In the event of any Taking, the Parties agree to keep each other fully informed concerning the progress of the proceedings and of any negotiations in connection therewith. Both Parties shall have the right, at their sole cost and expense, to participate in such proceedings and negotiations and both Parties and their attorneys shall consult and cooperate with each other in connection therewith and furnish to each other copies of all papers and documents served and received in connection therewith. Both Landlord and Tenant shall have the right on written notice to the other to institute any action or proceeding or if any action or proceeding is pending to intervene therein and to continue therewith to obtain the largest award possible.

ARTICLE XIII

INDEMNIFICATION

13.1 Landlord’s Indemnity. Landlord agrees to indemnify, defend, protect and hold harmless Tenant and Tenant’s employees, invitees, agents, successors and assigns (the “Indemnified Tenant Parties”) from and against any and all liabilities, obligations, claims, losses, damages, costs and expenses (including reasonable attorney’s fees and costs of litigation) incurred by or asserted against any Indemnified Tenant Parties by reason of (i) the gross negligence or willful act on the part of Landlord Parties in performing any of its obligations hereunder; and (ii) any default by Landlord in the performance or compliance with any of the terms hereof, which default is not cured by Landlord within any period provided hereby for cure. Landlord’s obligations hereunder shall survive the expiration of the Lease Term and the termination of this Lease for any cause whatsoever.

13.2 Tenant’s Indemnity. Tenant agrees to indemnify, defend, protect and hold harmless Landlord and Landlord’s partners, employees, agents, successors and assigns (the “Indemnified Landlord Parties”), from and against any and all liabilities, obligations, claims, damages, costs and expenses (including reasonable attorney’s fees and costs of litigation) incurred by or asserted against any Indemnified Landlord Parties by reason of (i) any injury to or death of persons or loss of or damage to property occurring on or about the Premises, except to the extent such injury, loss or damage is caused by the gross negligence or willful act of Landlord Parties; and (ii) any default by Tenant in the performance or compliance with any of the terms hereof, which default is not cured by Tenant within any period provided hereby for cure. Tenant’s obligations hereunder shall survive the expiration of the Lease Term and the termination of this Lease for any cause whatsoever.

13.3 Limitation. Notwithstanding any provision of this Article XIII, in no event shall either Landlord or Tenant be obligated to indemnify the other Party for any punitive or exemplary damages suffered by such other Party.

ARTICLE XIV

ENVIRONMENTAL COVENANTS AND INDEMNITY

14.1 Landlord’s Environmental Indemnity. Landlord shall indemnify, protect and hold harmless Indemnified Tenant Parties, from and against any and all liens, damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses of any kind or of any nature whatsoever (including reasonable attorney’s fees, consultant’s fees and expert’s fees and disbursements and other costs of litigation) for the death of or injury to any person or damage to any property, which may at any time be imposed upon, incurred by or asserted or awarded against Tenant and arising by, from or out of, or caused by, directly or indirectly: (i) the presence in, on or under the Premises, or the discharge or release in or from the Premises, of any Regulated Substances, as of the Rental Commencement Date or in the event the same are brought upon the Premises after the Rental Commencement Date by Landlord, its agents or representatives; (ii) the failure by Landlord or any of Landlord’s agents, subcontractors, or their respective directors, officers employees or agents, to comply with any Environmental Law which is the responsibility of Landlord pursuant to this Article XIV; (iii) Landlord’s failure to perform any obligation which Landlord has undertaken to perform under this Article XIV; (iv) reasonable costs incurred by Tenant to enforce this Article XIV, or to defend the unsuccessful assertion by Landlord of any defense to its obligations hereunder; (v) remediation and other costs incurred by Tenant to remove any Regulated Substances from all or any portion of the Premises or any surrounding areas to the extent reasonably incurred by Tenant to comply with any governmental order or directive issued to Tenant, to the extent, but only to the extent, that such remediation or removal is the obligation of Landlord hereunder, provided that Landlord has received written notice from Tenant of the action required by Landlord to remediate the same, and Landlord has failed to take such action within a reasonable time after receipt of such notice. The obligations of Landlord hereunder shall survive the expiration of the Lease Term. The indemnification obligations of Landlord created by this Section 14.1 shall be in addition to the indemnification obligations set forth elsewhere herein or provided by applicable law.

14.2 Tenant’s Environmental Covenants. Tenant agrees and covenants with Landlord that:

(a) Tenant shall not, and shall not permit any subtenant, or Tenant Party, during the Lease Term, to produce, store, spill, discharge or otherwise release at, on or under the Premises any Regulated Substances, provided that Tenant and its agents may store and use at the Premises reasonable amounts of commercially available solvents, detergents and petroleum products, propane, and other Regulated Substances lawfully used by Tenant in connection with the regular business operations of its business, or the business of any successor approved by Landlord, including such products as may be needed to clean, fuel and maintain the Premises and Tenant’s equipment and trade fixtures located upon the Premises in compliance with all Environmental Laws (as hereinafter defined).

(b) Tenant further agrees and covenants with Landlord that Tenant will: (i) comply at all times with all present and future Environmental Laws of every kind applicable to the Premises, Tenant’s property at the Premises and to Tenant’s business activities at and about the Premises; (ii) provide prompt written notice to Landlord of any Reportable Event (defined below) at or affecting the Premises, whether or not such Event has been disclosed or reported to any governmental agency; (iii) provide to Landlord contemporaneously with the filing or sending thereof to any governmental agency a copy of each and every return, report, letter, memo or any other written or electronically filed or transmitted communication which involves any action, event or condition at or affecting the Premises given or filed to comply with any Environmental Law; provided that Landlord shall maintain all material received from Tenant in strict confidence, except as otherwise required by law or the order of a court of competent jurisdiction. Notwithstanding any provisions herein to the contrary, in no event shall Tenant be liable or responsible for the existence of any Regulated Substances that existed prior to the Delivery Date.

(c) Tenant further agrees that Tenant shall not place or permit the placement of any underground or above ground storage tank at the Premises, the purpose of which is to store, produce, process or dispose of any Regulated Substance.

14.3 Tenant’s Environmental Indemnity. Tenant shall indemnify, protect and hold harmless Landlord and each of Landlord’s partners, directors, officers, employees, agents, successors and assigns, from and against any and all liens, damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses of any kind or of any nature whatsoever (including reasonable attorney’s fees, consultant’s fees and expert’s fees and disbursements and other costs of litigation) for the death of or injury to any person or damage to any property, or adverse effects on the environment, which may at any time be imposed upon, incurred by or asserted or awarded against Landlord and arising by, from or out of, or caused by, directly or indirectly: (i) the unlawful production, storage, use or disposal of any Regulated Substances on, in or under the Premises or any part thereof, or from the Premises and affecting any surrounding areas, which Regulated Substances are shown to have been produced, stored or used on or disposed from the Premises by Tenant during the period of this Lease, except contamination for which Landlord has agreed to indemnify Tenant pursuant to this Article XIV; (ii) the violation of any Environmental Laws during the Lease Term by Tenant or a Tenant Party, unless such violation is caused by Landlord, its representatives, subcontractors or other agents; (iii) the failure of Tenant to comply fully with the terms and conditions of this Article XIV; (iv) the enforcement of this Article XIV, or the unsuccessful assertion by Tenant of any defense to its obligations hereunder; and (v) the costs of removal of any and all such Regulated Substances, to the extent required by the Environmental Laws, from all or any portion of the Premises or any surrounding areas, or costs reasonably incurred to monitor, to the extent required by the Environmental Laws, the presence or to prevent the further discharge or release of said Regulated Substances, to the extent the existence and presence of such Regulated Substances exceeds those amounts disclosed in the Environmental Report; and (vi) reasonable costs incurred to cure any default caused by the failure of Tenant to comply with any Environmental Law which is the responsibility of Tenant hereunder in connection with all or any portion of the Premises; provided that Tenant received written notice of the violation and the action required to remediate the same, and Tenant failed to take action to prevent or remediate the violation within a reasonable time thereafter. The obligations of Tenant hereunder shall survive the expiration of the Lease Term and the termination of this Lease for a period of two (2) years. The indemnification obligations of Tenant created by this Article XIV shall be in addition to the indemnification obligations set forth elsewhere in this Lease or provided by applicable law.

14.4 Migration of Contamination. In the event that Tenant is unable to conduct its regular business on all or any portion the Premises as the result of the flow, migration or seepage (collectively, “Migration”) of Regulated Substances on, over or below the surface of the Premises from adjacent land, which Migration is not due to the action or fault of Landlord or Tenant, or as the result of the legally required remediation thereof, Monthly Base Rental shall abate by the percentage of the Premises that Tenant is unable to occupy as a result of such Migration during the period Tenant is prevented by such Migration or remediation from conducting its regular business at the Premises. The obligations of Tenant under this Section 14.4 shall only apply if a Migration occurs during the Term and any Renewal Terms hereof; and further, such Tenant’s obligations shall not survive the expiration or earlier termination of this Lease

14.5 Regulated Substances Defined. “Regulated Substances” shall include “hazardous waste,” “hazardous substances,” “toxic substances,” “regulated substances,” “petroleum,” “petroleum products,” “polychlorinated biphenyl” (“PCBs”), including PCBs used in electrical transformers and as ballasts, asbestos and other substances or chemicals, the production, storage, use and/or disposition of which are regulated, prohibited or controlled pursuant to any Environmental Law. As use herein, “Environmental Laws” shall include any Legal Requirements pertaining to the environment, health, industrial hygiene, Hazardous Materials (as hereinafter defined) or natural resources, including, but not limited to each of the following, as enacted as of the Effective Date or as hereafter amended: CERCLA; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq.; the Toxic Substance Control Act, 15 U.S.C. §2601 et seq.; the Water Pollution Control Act (also known as the Clean Water Act), 33 U.S.C. §1251 et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §5101 et seq; and the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq. The term “Reportable Event” means the existence or occurrence of any action, event or condition at or affecting the Premises which Tenant is required to disclose or report to any federal, state or local governmental agency pursuant to the provisions of any Environmental Law.

ARTICLE XV

SUBORDINATION; ESTOPPELS

15.1 Nondisturbance and Attornment. Tenant agrees that this Lease shall be subject and subordinate to the lien of any mortgage that encumbers the Premises from time to time; provided, however, as a condition to such subordination, Landlord’s mortgagee shall execute and deliver to Tenant a Subordination, Non-Disturbance and Attornment Agreement in a form reasonably acceptable to Tenant.

15.2 Estoppels. Within thirty (30) days of receipt of a written request from the other party to this Lease, each party shall, without charge, at any time or from time to time, certify the following to any current or proposed mortgagee or purchaser of Landlord, or any other person, firm or corporation specified in such request: (a) whether this Lease has been supplemented or amended; (b) the current status of the validity, force and effect of this Lease; (c) the existence or non-existence of any default thereunder; (d) the existence of any offsets, counterclaims or defenses to this Lease which exist in favor of such responding party; (e) the commencement and expiration dates of the Term; (f) the dates, if any, to which any rent or charges have been paid in advance; and (g) any other matters as may reasonably be requested. Tenant shall not be obligated to certify to the above matters unless the applicable certificate is prepared by Landlord; provided, however, that Tenant shall supply information related to the above matters upon the reasonable request of Landlord in order to enable Landlord to prepare the certificate.

ARTICLE XVI

ASSIGNMENT AND SUBLETTING

16.1 Subletting. Tenant may sublease, license or grant third parties the right to use all or any portion of the Premises, without the prior consent of Landlord, provided (i) such third party’s operation is a part of the general operation of Tenant and under the supervision and control of Tenant, (ii) such operation is within the purposes for which said Premises shall be used and (iii) Tenant remains primarily liable under the Lease. Except as provided in the preceding sentence, Tenant shall not, without the prior written consent of Landlord, said consent not to be unreasonably withheld, assign this Lease or any interest hereunder, or sublet or transfer possession or control over the Premises or any part thereof, or permit the use of the Premises by any Party other than Tenant. Provided, however, no Landlord consent shall be required for Tenant to assign, sublease, grant use rights or otherwise transfer the Lease or the Premises, as applicable, to a parent, an affiliate, or a subsidiary of Tenant or to a Party which acquires all or substantially all of the business or assets of Tenant or the majority of stock or ownership interest in Tenant by virtue of a merger, consolidation or reorganization (a “Permitted Transferee”), provided, however, Tenant shall remain primarily obligated hereunder. Consent to any assignment or sublease shall not destroy this provision, and all later assignments or subleases shall be made likewise only on the prior written consent of Landlord.

16.2 Tenant Liability. In the event of any assignment or sublease approved pursuant to Article XVI, Tenant shall nevertheless remain liable for the payment of Rent and for the full and timely performance of all of the other terms and conditions to be observed by Tenant hereunder. No assignment or subletting by Tenant shall diminish or otherwise affect the liability of Tenant as a primary obligor hereunder, and in the event that through any sublease or assignment another Person becomes a co obligor with Tenant hereunder, Tenant hereby waives any and all defenses, including without limitation, suretyship or accommodation Party defenses, that it may have at law or in equity as a result thereof.

16.3 Assignment. Tenant may assign this Lease or sublet all or part of the Premises to Tenant’s parent corporation, or to any wholly owned subsidiary or affiliate of Tenant or Tenant’s parent corporation, or to a Party which acquires all or substantially all of the business or assets of Tenant or the majority of stock or ownership interest in Tenant by virtue of a merger, consolidation or reorganization, without Landlord’s consent and effective upon written notice of such assignment or sublease to Landlord. Tenant shall nevertheless remain primarily obligated and liable for the payment of Rent and for the full and timely performance of all of the other terms and conditions to be observed by Tenant hereunder. No assignment or subletting by Tenant shall diminish or otherwise affect the liability of Tenant as a primary obligor hereunder, and in the event that through any sublease or assignment another Person becomes a co obligor with Tenant hereunder, Tenant hereby waives any and all defenses, including without limitation, suretyship or accommodation Party defenses, that it may have at law or in equity as a result thereof.

16.4 Transfer by Landlord. In the event of the transfer and assignment by Landlord of its ownership of the Premises and Landlord’s interest herein to any person expressly assuming Landlord’s obligations hereunder, Landlord shall thereby be released from any further responsibility hereunder, and Tenant agrees to look solely to such successor in interest of Landlord for performance of such obligations. In the event Landlord assigns Landlord’s interest in rents in a transaction in which the assignee does not expressly assume all Landlord’s obligations hereunder, including any collateral assignment of the Lease to secure any indebtedness of Landlord or to guaranty the performance of the obligations of any third party, Landlord shall remain responsible for the performance of all its obligations and retains all rights which are incident to the performance of such obligations, notwithstanding the terms of such assignment unless and until the secured party should expressly assume said obligations incident to a foreclosure or other transfer of fee simple legal title to the Premises.

16.5 Tenant’s Trade Fixtures. It is expressly understood and agreed that during the Lease Term and until the expiration or termination thereof, any and all improvements (whether denominated alterations or additions, and whether of a capital or non-capital nature) constructed by Tenant on the Premises, and including all signs, fixtures, trade fixtures, machinery, fencing, furniture, appliances, and equipment erected or installed by Tenant, whether or not attached to the Premises, shall remain the property of Tenant and may be removed by Tenant at or before the expiration or earlier termination of this Lease, including the period of any “holding over,” provided Tenant repairs all damage in a good and workmanlike manner which may be caused by any such removal. Tenant shall notify Landlord of any such property which Tenant intends to abandon and leave with the Premises at the termination of the Lease and shall obtain Landlord’s consent to do so, which consent shall not be unreasonably withheld, delayed or conditioned (it being agreed, however, that Landlord may withhold its consent in the event that such abandonment may cause Landlord to incur any expense whatsoever), at least sixty (60) days prior to the Expiration Date. Any such property not removed prior to the end of this Lease with Landlord’s consent shall become the property of Landlord. In the event that Tenant does not receive Landlord’s consent to abandon any such property at the Premises, Tenant shall remain obligated and agrees to remove the same promptly after vacating the Premises at the direction of Landlord, and to repair all damage caused by such removal notwithstanding the expiration of the Lease Term. Unless Landlord has explicitly waived its right in connection with its approval of any structural change or addition to the Building and structures and systems of the Premises requested by Tenant as provided hereinabove, Landlord may require Tenant to restore the Premises to their condition before such change or addition, normal wear and tear excepted, and Landlord shall not be deemed to have unreasonably withheld its consent to any structural change or addition, in the event Tenant should refuse to acknowledge its obligation to restore the Premises in connection with its request for Landlord’s approval. Landlord shall nevertheless be deemed to have irrevocably agreed to allow Tenant to vacate the Premises without restoring any structural changes made with Landlord’s written consent, or otherwise completed prior to the Rental Commencement Date.

ARTICLE XVII

DEFAULT AND REMEDIES

17.1 Tenant’s Default. Tenant agrees that one or more of the following events shall be considered an “Event of Default” as said term is used herein:

(a) Tenant shall be adjudged an involuntary bankrupt or a decree or order approving as properly filed a petition or answer filed against Tenant asking for reorganization of Tenant under the Federal Bankruptcy Law as now or hereafter amended, or under the laws of any State, shall be entered and such decree, judgment or order shall not have been vacated or set aside within sixty (60) days from the date of the entry or granting thereof; or

(b) Tenant shall institute any proceeding or give its consent to the institution of any proceedings for the relief of Tenant under any bankruptcy or insolvency laws; or

(c) Tenant shall make any assignment for the benefit of creditors or shall apply for or consent to the appointment of a receiver for Tenant; or

(d) Tenant shall default in the payment of any installment of Monthly Base Rental or in any other payment required to be made by Tenant hereunder if not made within three (3) days after its due date; provided, however, no more than two (2) times during any twelve (12) month period, Landlord shall provide Tenant with written notice and five (5) days to cure the nonpayment of Monthly Base Rental prior to Landlord declaring the same an Event of Default;

(e) Tenant shall default in any of the other covenants and agreements herein contained to be kept, observed and performed by Tenant and such default shall continue for thirty (30) days after Tenant receives written notice thereof, unless the default is of such nature that it cannot be cured within such thirty (30) day period, in which case no Event of Default shall occur so long as Tenant shall commence the curing of the default within such thirty (30) day period and shall thereafter diligently prosecute the curing of same (provided such additional period of time to cure shall not to exceed ninety (90) days); or

(f) if the Premises becomes subject to any mechanic’s, materialman’s or other lien other than a lien for taxes not then due and payable and the lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days.

17.2 Landlord’s Remedies Upon Default. In the event of the occurrence of an Event of Default as defined by Section 17.1, Landlord may (but only during continuance of such Event of Default), subject to the provisions of applicable law:

(a) Terminate this Lease, in which event Tenant shall immediately surrender possession of the Premises to Landlord.

(b) Terminate Tenant’s right to possession of the Premises without terminating this Lease, in which event this Lease will continue in effect and Landlord shall have the right to collect Monthly Base Rental when due. Landlord may relet the Premises for the benefit of Tenant. Reletting can be for a period shorter or longer than the remaining Lease Term. Tenant shall pay to Landlord the Monthly Base Rental and additional rental hereunder on the dates the same is due, less any rent and additional rent Landlord receives from any reletting. Tenant shall have no right to any rent received by Landlord from such reletting in excess of the Monthly Base Rental hereunder. No act by Landlord with respect to the Premises shall terminate this Lease, including but not limited to acceptance of the keys, institution of an action for detainer or other dispossessory proceedings; it being understood that this Lease may only be terminated by express written notice from Landlord to Tenant, and any reletting of the Premises shall be presumed to be for and on behalf of Tenant, and not Landlord, unless Landlord expressly provides otherwise in writing to Tenant.

(c) Landlord shall have the right, but not the obligation, to cure an Event of Default on behalf of and for the account of Tenant. In such event, Landlord’s costs and expenses incurred therein shall be paid for by Tenant forthwith as additional rent, upon demand therefor, with interest thereon from the date Landlord performs such work at the Default Rate.

(d) In any action to enforce its rights hereunder or in any litigation concerning this Lease, Landlord shall be entitled to collect court costs, reasonable attorneys’ fees and all costs of collection, including but not limited to costs of depositions and expert witnesses.

(e) A termination of this Lease by Landlord or the recovery of possession of the Premises by Landlord or any voluntary or other surrender of this Lease by Tenant or a mutual cancellation thereof, shall not work a merger and shall at the option of Landlord, terminate all or any existing franchises or concessions, licenses, permits, subleases, subtenancies or the like between Tenant and any third party with respect to the Premises, or may, at the option of Landlord, operate as an assignment to Landlord of Tenant’s interest in same.

(f) The rights given to Landlord in this Section 17.2 are cumulative and shall be in addition and supplemental to all other rights or remedies that Landlord may have hereunder, under laws then in force or in equity; provided, however, that (i) Landlord shall have no right to accelerate any Rent and (ii) in no event shall Tenant be liable to Landlord for any punitive or exemplary damages which may be suffered or incurred by Landlord as the result of any default by Tenant hereunder.

17.3 Landlord Default and Tenant Remedies. Landlord shall not be in default hereunder and Tenant shall not have any remedy or cause of action unless Landlord fails to perform any of its obligations hereunder within thirty (30) days after Tenant has provided Landlord with written notice of such failure; provided, however, if the nature of the failure is such that it cannot be cured with the exercise of Landlord’s reasonable efforts within the thirty (30) day period, Landlord shall have such longer period as may be required to cure such failure, provided Landlord undertakes such curative action within the thirty (30) day period and diligently proceeds with such curative action. Tenant’s notice to Landlord shall include reasonable detail describing the nature and extent of such failure and shall identify the Lease provision(s) containing the obligation(s), and shall further describe the action to be taken by Landlord to cure the failure to perform. Upon the happening of a Landlord default, Tenant shall have the right, but not the obligation, to perform Landlord’s obligation, provided, however, Tenant’s exclusive remedy shall be an action for damages, and Tenant’s damages shall be limited to Tenant’s actual direct (excluding consequential and punitive damages) damages therefore, and in the event Tenant prevails in such an action for damages, Tenant shall have the right to withhold from Monthly Base Rental and any other sums due and owing pursuant to this Lease the amount of damages finally determined in any such action until Tenant is reimbursed in full. The parties hereto acknowledge that the Structural Components have a life span significantly beyond the Initial Term. If, however, a Structural Component cannot be repaired or replaced (provided Tenant has maintained such Structural Component in accordance with the terms of this Lease) as reasonably determined by Landlord and as a result thereof Tenant is prevented from conducting its business on the Premises for a period in excess of one hundred eighty days, Tenant may terminate this Lease upon written notice to Landlord.

ARTICLE XVIII

RIGHT OF FIRST OFFER TO PURCHASE

18.1 Right of First Offer.

(a) In the event that Landlord shall desire to sell or convey the Premises to an unaffiliated third party, Landlord shall notify Tenant in writing of Landlord’s intent to sell the Premises and the terms of and conditions of the proposed sale (the “Purchase Offer Notice”). The Purchase Offer Notice shall specify a purchase price (the “Price”), financial and other terms, and the amount of any required deposit. Tenant shall have thirty (30) days following receipt of the Purchase Offer Notice to deliver to Landlord a written notice accepting the terms of the Purchase Offer Notice (“Acceptance Notice”).

(b) Closing shall be held within thirty (30) days following Landlord’s receipt of an Acceptance Notice, whereupon Landlord shall convey the Premises to Tenant “as-is”, “where is”, and “with all faults”. At closing Landlord shall deliver to Tenant a deed without covenants, sufficient to convey to Tenant fee simple title to the Premises free and clear of all liens, restrictions and encumbrances created by Landlord, except for (i) the Permitted Encumbrances, (ii) liens or encumbrances created or suffered by Tenant or arising by reason of the failure of Tenant to have observed or performed any term, covenant or agreement to be observed or performed by Tenant under this Lease, (iii) the lien of any taxes then affecting the Premises (subject to prorations), (iv) this Lease, and (v) if the Premises are to be conveyed subject to the outstanding balance of any loan, the corresponding mortgage and all other related loan documents. As used herein, “Permitted Encumbrances” shall mean Necessary Easements, any matters consented to by Landlord and Tenant in writing, and those covenants, restrictions, reservations, liens, conditions, encroachments, easements, encumbrances and other matters of title that affect the Premises as of the date Landlord acquires the Land.

(c) If Tenant fails to timely give an Acceptance Notice within the time periods required herein, (i) Landlord may proceed with the sale of the Premises, based on the Price and the payment terms stated in the Purchase Offer Notice, and (ii) Tenant’s rights under this Article XVIII shall lapse and have no effect for a period of one year, regardless of whether the sale contemplated by the Purchase Offer Notice is consummated, provided, however, if Landlord desires to sell the Premises to the purchaser under the Purchase Offer Notice for a purchase price of less than ninety-five percent (95%) of the Price or for payment terms materially less favorable to Landlord than as stated in the Purchase Offer Notice, then Landlord shall give Tenant a new offer based on the terms agreed upon by Landlord and the purchaser under the Purchase Offer Notice (a “Subsequent Offer”), and the terms of this Article XVIII shall apply; provided, however, that Tenant shall have five (5) business days following the receipt of a Subsequent Offer within which to deliver an Acceptable Notice to Landlord.

(d) Notwithstanding anything to the contrary herein, the provisions of this Article XVIII shall not apply to any sale or conveyance of the Premises (i) in foreclosure (or similar proceeding) of any mortgage or to any conveyance in lieu of foreclosure of such a mortgage, (ii) to an affiliate of Landlord, or (iii) during an Event of Default. Tenant hereby acknowledges and confirms that a mortgage or other related loan documents in connection with a loan may provide that the Landlord may not sell, convey, alienate, mortgage, encumber, pledge or otherwise transfer the Premises, or any part thereof, or any interest therein (to Tenant or to anyone else), except as specifically provided under such mortgage or related loan documents. Furthermore, the transfer of the beneficial ownership interest, membership interest or other equity interest in the entity comprising Landlord, may be governed by provisions in the mortgage or related loan documents. Accordingly, Tenant hereby acknowledges and agrees that (A) the sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of (i) any beneficial ownership interest, membership interest or other equity interest in Landlord to an affiliate of Landlord, or (ii) less than 100% of the beneficial ownership interest, membership interest or other equity interest in Landlord, or (B) the change of the trustee, manager or other controlling person of the Landlord, shall not entitle Tenant to exercise its rights under this Article XVIII.

(e) The rights granted to Tenant under this Article XVIII shall not survive the expiration or termination of this Lease.

ARTICLE XIX

MISCELLANEOUS

19.1 Access. Landlord: (a) shall have access to the Premises at any time during a possible emergency, and otherwise during normal business hours upon reasonable prior notice to Tenant for the purpose of inspection and to exhibit the Premises to prospective purchasers, and, within three hundred sixty (360) days prior to the Expiration Date, prospective tenants and (b) may at any time within three hundred sixty (360) prior to the Expiration Date display in a conspicuous place on the Premises not more than two “Real Estate For Rent” or “Real Estate For Sale” signs, and Tenant agrees that no employee or agent of Tenant will interfere with such signs when so placed. Landlord agrees that it shall exercise its rights under this Section 19.1 so as not to interfere with the operation of Tenant’s business on the Premises.

19.2 Waiver. The failure on the part of Landlord or Tenant to insist at any time upon the strict performance of any one or more of the provisions of this Lease shall not be deemed to be a waiver or a relinquishment for the future of any of the rights or remedies that Landlord or Tenant may have and shall not be deemed to be a waiver of any subsequent breach or default of the provisions hereof.

19.3 Notice.

(a) All notices or requests permitted under or required by the Lease shall be in written form given by certified, registered or express U.S. mail service, return receipt requested, or by air or other licensed courier service, and shall be deemed delivered on the date actually received at the premises of the addressee, if delivered by hand or by courier service, or on the date shown on the express, certified or registered mail postal receipt, if delivered by U.S. mail.

(b) The initial addresses for Landlord and Tenant for delivery of all notices or requests permitted under or required by the Lease shall be:

LANDLORD:	c/o Caplease, LP
1065 Avenue of the Americas
New York, New York 10018
Attn: General Counsel

with a copy to:

Cozen O’Connor
1900 Market Street
Philadelphia, PA 19103
Attn: Helene S. Jaron, Esq.

TENANT:	Vitamin Shoppe Industries Inc.
2101 91st Street
North Bergen, New Jersey 07047
Attn: General Counsel

with a copy to:

Vitamin Shoppe Industries Inc.
2101 91st Street
North Bergen, New Jersey 07047
Attn: Richard Tannenbaum

(c) Landlord and Tenant may change their respective addresses for notice at any time and/or may designate up to two (2) additional notice copy addressees by delivery of notice thereof to the other Party in any of the methods provided hereinabove.

19.4 Authority to Contract. Each Party represents that the Party signing this Lease is its executive officer or other representative is fully authorized to do so.

19.5 Brokerage. Landlord and Tenant (respectively, “Representing Party”) each represents and warrants to and covenants with the other Party that the Representing Party has not heretofore, and will not hereafter, enter into any agreement, arrangement or understanding pursuant to which any other person will become entitled to or have the right to claim any broker’s or agent’s commission, finder’s fee or similar compensation with respect to the transactions contemplated by this agreement, other than CB Richard Ellis of Virginia, Inc., who shall be paid a commission pursuant to a separate written commission agreement between Landlord and CB Richard Ellis of Virginia, Inc., and that no licensed commercial real estate broker other than CB Richard Ellis of Virginia, Inc. brought about this Lease or was the procuring cause of the lease of the Premises by Landlord to Tenant, each Representing Party shall indemnify the other Party against and hold the other Party harmless from the claims of any person other than CB Richard Ellis of Virginia, Inc. who claims to have dealt with the Representing Party as a broker or finder or in a similar capacity in connection with the procurement, negotiation or execution of the Lease. Nothing herein shall be deemed to limit or otherwise affect the payment of real estate commissions in connection with the purchase of the Land by Landlord or procurement of the Lease of the Premises by Landlord to Tenant, provided that Tenant shall have no liability whatsoever for payment of any such commission.

19.6 Entire Agreement. This Lease, together with the Work Letter, embodies and constitutes the entire understanding between Landlord and Tenant with respect to the transactions contemplated hereby, and all prior or contemporaneous agreements, understandings, representations, and statements, oral or written, are merged into this Lease.

19.7 Governing Law. This Lease shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia.

19.8 Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision hereof.

19.9 Successors and Assigns. This Lease shall be binding upon and shall inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives, successors, and permitted assigns.

19.10 Recording. The Parties agree that each shall, upon the request of the other, execute a short form filing agreement for purposes of recording the agreement.

19.11 Exculpation. Tenant agrees that it shall look solely to the estate and property of Landlord of the land and buildings of which the Premises are a part, including applicable insurance proceeds and income related to the Premises for the collection of any judgment, or any other judicial process, requiring the payment of money by respect to any of the terms, covenants and conditions hereof to be observed and/or performed by Landlord, and no other property or estates of Landlord shall be subject to levy, execution or other enforcement procedures for the satisfaction of Tenant’s remedies.

19.12 No Presumption Against Drafter. Landlord and Tenant understand, agree, and acknowledge that: (a) this Lease has been freely negotiated by both Parties, and (b) in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either Party by virtue of such Party having drafted this Lease or any portion thereof.

19.13 Plurals, Gender. Whenever the context of this Lease shall so require, the singular shall include the plural, the male gender shall include the female gender and the neuter, and vice versa.

19.14 Severability. In case any one or more of the provisions contained herein shall be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Lease shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein unless to do so would materially alter the benefits and burdens the Parties hereto have bargained for.

19.15 Time. Time is of the essence of this Lease; however, if the date for performance of any provision hereof is a Saturday, Sunday, or banking holiday in the State in which the Premises are located, then the date for performance shall be extended until the next day that is not a Saturday, Sunday, or banking holiday in the Commonwealth of Virginia/State of North Carolina.

19.16 Rights Cumulative. No remedy or election given by any provision in the Lease shall be deemed exclusive unless so indicated, but each shall, wherever possible, be cumulative with but not restrictive to all other remedies in law or equity.

19.17 Exhibits. All exhibits referred to in the body hereof and attached hereto are incorporated herein by this reference as if repeated in their entirety.

19.18 Attorney’s Fees. In the event of any litigation regarding this Agreement, each party shall pay their own attorney’s fees and costs of court.

19.19 Amendments. This Lease may not be altered, changed or amended, except by an instrument in writing executed by the Parties hereto.

19.20 Counterparts. This Lease may be executed in multiple counterparts, each of which shall be deemed an original.

19.21 Recitals. The Recitals are incorporated into this Lease as a matter of contract and not mere recital.

IN WITNESS WHEREOF, Landlord and Tenant, intending to be legally bound, have caused their duly authorized and empowered officers or other representatives to set hereunto their hands and to affix their official seals, as of the Effective Date.

LANDLORD:

CLF Ashland LLC, a Delaware limited liability company

By:
Name:
Title:

TENANT:

Vitamin Shoppe Industries Inc., a New York corporation

By:
Name:
Title:

EXHIBIT A

Legal Description

EXHIBIT B

Work Letter

EXHIBIT C

Site Plan Depicting Location of New Construction